Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-98518, 33-98516 and 333-143442) of LSB Financial Corp. of our report dated March 13, 2013 on our audits of the consolidated financial statements of LSB Financial Corp. as of and for the years ended December 31, 2012 and 2011, which report is incorporated by reference in Form 10-K of LSB Financial Corp. for the year ended December 31, 2012.

/s/ BKD, LLP

Indianapolis, Indiana
March 13, 2013